Exhibit 99.1

Press Release
www.aig.com

AIG Contacts:

Quentin McMillan (Investors): Quentin.Mcmillan@aig.com

Dana Ripley (Media): Dana.Ripley@aig.com

AIG Announces Five-Year Employment Agreement with Peter Zaffino

NEW YORK CITY – November 10, 2022 – American International Group, Inc. (NYSE: AIG) today announced that AIG and Peter Zaffino, President & Chief Executive Officer and Chairman of the Board, have entered into an agreement securing Mr. Zaffino’s employment through November 10, 2027.

Speaking on behalf of the AIG Board of Directors, John G. Rice said, “We are fortunate to have Peter continue as the CEO of AIG for at least the next five years. Throughout his career, Peter has developed an excellent track record as a visionary, insightful leader, with an ability to execute comprehensive transformational programs that turn his strategic vision into tangible, measurable success. Under Peter’s leadership, AIG has delivered on ambitious operational and financial objectives and is well positioned to continue to drive long-term value for the company’s shareholders and other stakeholders.”

Peter Zaffino stated, “Over the last few years, our global team has executed a complex, multi-faceted turnaround and transformation to elevate AIG’s performance, and deliver value to our clients, distribution partners, shareholders and other stakeholders. We instilled a culture of underwriting and operating excellence, dramatically changed our risk tolerance, and transformed the way we work and collaborate across the organization. It is a privilege to lead AIG and our talented group of colleagues, and I look forward to continuing to build on our significant momentum on our journey to become a top performing company and market leader in everything we do.”

More information is available in the Company’s Form 8-K, filed today with the U.S. Securities and Exchange Commission.

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About AIG

American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies provide a wide range of property casualty insurance, life insurance, retirement solutions, and other financial services to customers in approximately 70 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.